NEWS RELEASE for February 13, 2025

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended December 31, 2024

HILLSIDE, NEW JERSEY (February 13, 2025) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter ended December 31, 2024.

Revenue for the quarter ended December 31, 2024 was $12.6 million compared to $11.5 million for the quarter ended December 31, 2023, an increase of $1.1 million or 9.6%.  The Company had operating income in the quarter ended December 31, 2024 of approximately $0.2 million compared to an operating loss in the quarter ended December 31, 2023, of approximately $0.5 million.

Revenue for the six-month period ended December 31, 2024 was $26.2 million compared to $24.4 million for the six-month period ended December 31, 2023, an increase of $1.8 million or 7.4%.  The Company had operating income for the six-month period ended December 31, 2024 of approximately $0.7 million and an operating loss of approximately $0.5 million for the six-month period ended December 31, 2023.

For the quarters ended December 31, 2024 and 2023, the Company had net income of $0.1 million and a net loss of approximately $0.5 million, respectively.  The Company’s net income (loss) per share of common stock and diluted net income (loss) per share of common stock for the quarters ended December 31, 2024 and 2023 were $0.00 and $(0.01) per share of common stock, respectively.

For the six-month periods ended December 31, 2024 and 2023, the Company had net income of $0.4 million and a net loss of approximately $0.4 million, respectively.  The Company’s net income (loss) per share of common stock and diluted net income (loss) per share of common stock for the six months ended December 31, 2024 and 2023 were $0.01 and $(0.02) per share of common stock, respectively.

“Our revenues increased by 7.4% in the six months ended in December 31, 2024 compared to the comparable period a year ago.   Our revenue from our two largest customers in our Contract Manufacturing Segment; represented approximately 82% and 90% of total revenue in the six-month period ended December 31, 2024 and 2023, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.  “We are happy to report that while focusing on our core business we were able to expand our customer base over the past year and increase our revenue,” the Co-CEOs further stated.

A summary of our financial results for the three and six months ended December 31, 2024 and 2023 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2024	2023	2024	2023

Total revenue	$12,614	$11,509	$26,231	$24,424
Cost of sales	11,443	10,989	23,689	23,072
Gross profit	1,171	520	2,542	1,352
Selling and administrative expenses	969	972	1,850	1,858
Operating income (loss)	202	(452)	692	(506)
Other income (expense), net	(17)	-	(3)	8

Income (loss) before income taxes	185	(452)	689	(498)
Income tax expense (benefit), net	69	(70)	314	(57)
Net income (loss)	$116	$(382)	$375	$(441)

Net income (loss) per common share:
Basic	$0.00	$(0.01)	$0.01	$(0.02)
Diluted	$0.00	$(0.01)	$0.01	$(0.02)

Weighted average common shares outstanding:
Basic	30,174,664	30,099,610	30,137,137	30,032,762
Diluted	31,303,011	30,099,610	30,810,401	30,032,762

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. (“INBP”) is engaged primarily in the business of manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; the impact of the war in Ukraine; the tightened labor markets and inflation; the impact of the Israel-Hamas war; our ability to expand our customer base and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.